Exhibit (a)(5)(A)

PRESS RELEASE

BLACK PEARL COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF SELECTIS HEALTH, INC.

New York, NY – July 13, 2026 — Black Pearl Equities, a New York-based investment group (together with its affiliates, “Black Pearl”), today announced that it has commenced a tender offer to purchase all of the outstanding shares of common stock of Selectis Health, Inc. (OTCQB: GBCS) (“Selectis” or the “Company”), a healthcare company, for $5.75 per share in cash.

The tender offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 22, 2026, by and among affiliates of Black Pearl and the Company.

Unless extended, the tender offer will expire at 5:00 p.m., New York City time, on August 10, 2026. Consummation of the tender offer is subject to certain conditions, including the valid tender of at least 70% of the outstanding shares of Selectis common stock in the tender offer, receipt of required regulatory approvals, and other customary closing conditions. The transaction is not subject to any financing contingencies.

As promptly as practicable following the completion of the tender offer, Black Pearl will acquire all remaining shares of the Company through a merger of a wholly owned subsidiary into the Company. In the merger, each outstanding share of Selectis common stock (other than those owned by the Company, its subsidiaries, Black Pearl and any stockholders that have exercised appraisal rights under Utah law) will be converted into the right to receive $5.75 per share in cash, without interest and subject to any required tax withholding. The merger is expected to be effected as a short-form merger under the Utah Revised Business Corporation Act without a stockholder vote, as promptly as practicable following completion of the tender offer.

Black Pearl will file today with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO that sets forth in detail the terms of the tender offer. Selectis will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 that includes the unanimous recommendation of the Company’s board of directors that Selectis stockholders accept the tender offer and tender their shares.

The information agent for the tender is Laurel Hill Advisory Group. Selectis stockholders who need additional copies of the Offer to Purchase, Letter of Transmittal or related materials, or who have questions regarding the tender offer, should contact the information agent toll free at (844) 305-2265 or by email at GBCS@laurelhill.com.

Broadridge Corporate Issuer Solutions, LLC is acting as depositary for the tender offer.

Important Information

This press release is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of Selectis’ common stock. Upon the commencement of the tender offer, Black Pearl will file a Tender Offer Statement on Schedule TO, containing an Offer to Purchase, a form of Letter of Transmittal and other related tender offer documents with the SEC, and Selectis will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC. Selectis’ stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about the tender offer that Selectis’ stockholders should consider prior to making any decisions with respect to the tender offer. Once filed, Selectis’ stockholders will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov or by directing a request to the information agent toll free at (844) 305-2265.

Forward-Looking Statements

This press release contains “forward-looking statements”. Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “seek,” “estimate,” “project,” “continue,” and variations of such words and similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, assumptions, and uncertainties, including, but not limited to, risks related to: (i) the satisfaction of the conditions to closing the transaction in the anticipated timeframe or at all; (ii) the failure to obtain necessary regulatory approvals; (iii) the ability to realize the anticipated benefits of the transaction; (iv) the ability to successfully integrate the businesses; (v) disruption from the transaction making it more difficult to maintain business and operational relationships; (vi) the negative effects of this announcement or the consummation of the proposed transaction on the market price of Selectis’ common stock; (vii) significant transaction costs and unknown liabilities; (viii) litigation or regulatory actions related to the proposed transaction; and (xi) the failure to obtain the necessary financing to complete the transaction. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

The forward-looking statements included in this press release are made only as of the date of this release, and except as otherwise required by federal securities law, neither Selectis nor Black Pearl assumes any obligation nor do they intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About Selectis Health, Inc.

Selectis Health, Inc. is a healthcare owner-operator that acquires, develops, and manages skilled nursing facilities, assisted living facilities, and independent living facilities across the South and Southeastern United States. The Company currently operates eight properties in Arkansas and Oklahoma, providing post-acute and skilled nursing care, assisted and independent living services, and continuing care retirement programs, with reimbursement sourced through Medicare, Medicaid, and private pay arrangements. Selectis is focused on delivering quality resident care while pursuing strategic growth opportunities in an expanding senior healthcare market.

Contact

Selectis Health, Inc.
600 17th Street, Suite 2800
Denver, CO 80202

About Black Pearl

Black Pearl is a dynamic investment firm, advisory, and consultancy strategically diversified across healthcare sectors. Headquartered in Brooklyn, New York, Black Pearl fosters strategic synergies and facilitates high-impact transactions.

Contact

Anthony Vitellozzi

Laurel Hill Advisory Group

(844) 305-2265

GBCS@laurelhill.com